Exhibit 99.1

Contacts:

Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Avid Bioservices Reports Financial Results for Third Quarter Fiscal 2020 and Recent Developments

-- Recorded Third Quarter Revenue of $13.6 Million --

-- Signed New Customer and Project Expansion Orders with Current Customers for $20 Million --

-- Adjusting Fiscal 2020 Projected Revenue to $55 to $59 Million --

TUSTIN, Calif., March 10, 2020 -- Avid Bioservices, Inc. (NASDAQ:CDMO) (NASDAQ:CDMOP), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced financial results for the third quarter and first nine months of fiscal 2020 ended January 31, 2020.

Highlights Since October 31, 2019

“During the third quarter of 2020, Avid strengthened both its project pipeline and backlog, and the fundamentals of the business remained strong,” said Rick Hancock, interim president and chief executive officer of Avid. “However, the company faced production challenges during the period related to a problem with a specific piece of equipment which resulted in the termination of in-process manufacturing runs, and the postponement of several other manufacturing runs scheduled to commence during the third quarter.  Though we are now implementing the necessary corrections, the temporary production interruption resulted in lower revenue and profits for the third quarter, and we expect it to also impact revenues and profits for the fourth quarter of fiscal 2020. For this reason, we are adjusting our revenue guidance for fiscal 2020 to $55 - $59 million versus our prior guidance of $64 - $67 million. It is our expectation that this problem will be behind us soon, and as such, we anticipate that the impact will be contained to fiscal 2020.

“While we are disappointed that this temporary operational setback will negatively impact our fiscal 2020 results, we anticipate that we will be able to recover those revenues in fiscal 2021. We remain optimistic about Avid’s growth potential.

“Critical to achieving this growth is the continued expansion of Avid’s customer and project base. To lead this effort, we recently welcomed Timothy Compton to the Avid team as our chief commercial officer. During the third quarter, Tim launched the first phase of an aggressive business development campaign. As a result, we signed agreements to add one new customer and multiple additional manufacturing campaigns with existing customers during the period.

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“With respect to operations, we continue to make progress on projects to optimize our existing Myford facility while finalizing plans for its future expansion. We will continue to update you moving forward as these plans progress.”

Financial Highlights and Guidance

•	The company is adjusting revenue guidance for the full fiscal year 2020 to $55 million to $59 million from prior full fiscal year 2020 guidance of $64 million to $67 million.

•	Revenue was $13.6 million for the third quarter of fiscal 2020, consistent with $13.8 million for the third quarter of last fiscal year. For the nine months ended January 31, 2020, revenues were $47.2 million, a 29% increase as compared to revenues of $36.5 million during the same prior year period. The slight decrease during the third quarter of fiscal 2020 can primarily be attributed to a decrease in process development revenue, combined with the impact of the production interruption described above, which were largely offset by an increase in the number of in-process and completed manufacturing runs conducted during the quarter compared to the same prior year quarter. Likewise, the increase during the first nine months of fiscal 2020 was primarily due to an increase in the number of in-process and completed manufacturing runs, a result of growing demand from a more diverse client base, partially offset by a decrease in process development revenue and the third quarter production interruption.

•	As of January 31, 2020, revenue backlog was approximately $58 million, an increase of 12% compared to the second quarter of fiscal 2020. The company expects to recognize the majority of this backlog within the next 12 months.

•	Gross margin for the third quarter of fiscal 2020 was 6%, a decrease compared to the 15% gross margin for the third quarter of fiscal 2019. The decrease in gross margin for the quarter was primarily attributed to the costs associated with the aforementioned production interruption, an increase in depreciation expense from the acquisition of new equipment, and a net decrease in revenues. Gross margin for the nine months ended January 31, 2020 was 11%, up slightly compared to 10% in the prior year period. This increase was primarily due to an increase in manufacturing runs, partially offset by costs associated with payroll and related costs, higher facility and equipment related costs primarily associated with the production interruption described above, increased depreciation expense from the acquisition of new equipment, and general equipment repairs and maintenance costs.

•	Selling, general and administrative expenses (“SG&A”) for the third quarter of fiscal 2020 were $3.0 million, a decrease of 8% compared to $3.2 million for the third quarter of fiscal 2019. This decrease was primarily due to a decrease in accrued bonuses for fiscal 2020, partially offset by an increase in employee separation costs. For the first nine months of fiscal 2020, SG&A expenses were $11.0 million, an 19% increase compared to $9.3 million for the first nine months of fiscal 2019. The increase in SG&A was primarily attributed to employee separation-related expenses and increased stock-based compensation. When excluding the separation-related expenses, SG&A increased by 10% during the first nine months of fiscal 2020 as compared to the prior year.

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•	For the third quarter of fiscal 2020, the company recorded a consolidated net loss attributable to common stockholders of $3.5 million or $0.06 per share, compared to a consolidated net loss attributable to common stockholders of $2.6 million or $0.05 per share, for the third quarter of fiscal 2019. For the first nine months of fiscal 2020, the company recorded a consolidated net loss attributable to common stockholders of $9.3 million or $0.17 per share, compared to a consolidated net loss attributable to common stockholders of $8.2 million or $0.15 per share, for the first nine months of fiscal 2019.

•	Avid reported $30.7 million in cash and cash equivalents as of January 31, 2020, compared to $32.4 million on April 30, 2019.

More detailed financial information and analysis may be found in Avid Bioservices’ Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission today.

Recent Corporate Developments

•	Appointed Timothy (Tim) Compton as chief commercial officer. Mr. Compton has extensive experience in commercial operations, including sales team management, business development, marketing and corporate development. In his new role, he will be responsible for driving the continued growth of Avid’s CDMO business, including the ongoing expansion of the company’s commercial and clinical client base.

•	Expanded our customer base with the addition of one new customer and executed multiple project expansion orders with existing customers representing additional revenue backlog of $20 million during the third quarter.

•	Advanced planning and design to both enhance our Myford facility, and support its future expansion. These near-term improvements include installing a pharmaceutical grade water system, and upgrading key IT systems and general infrastructure. We expect the installation and validation of the water system to take place in late calendar year 2020 and the IT system enhancements and general infrastructure upgrades to be complete by the end of fiscal 2021.

Conference Call

Avid will host a conference call and webcast this afternoon, March 10, 2020, at 4:30 PM EDT (1:30 PM PDT).

To listen to the conference call, please dial (877) 312-5443 or (253) 237-1126 and request the Avid Bioservices conference call. To listen to the live webcast, or access the archived webcast, please visit: http://ir.avidbio.com/events.cfm.

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biopharmaceutical products derived from mammalian cell culture. The company provides a comprehensive range of process development, high quality CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With 25 years of experience producing monoclonal antibodies and recombinant proteins in batch, fed-batch and perfusion modes, Avid's services include CGMP clinical and commercial product manufacturing, purification, bulk packaging, stability testing and regulatory strategy, submission and support. The company also provides a variety of process development activities, including cell line development and optimization, cell culture and feed optimization, analytical methods development and product characterization. www.avidbio.com

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Forward-Looking Statements

Statements in this press release, which are not purely historical, including statements regarding Avid Bioservices' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk the company may not achieve positive cash flow or EBITDA, the risk the company may experience delays in engaging new clients, the risk that the company may not be successful in executing client projects, the risk that the production challenges experienced by the company during the third quarter of fiscal year 2020 may not be fully resolved during the fourth quarter of fiscal year 2020 or may reoccur in the future causing a negative impact on revenue and profits, the risk that the company is unable to recover during fiscal year 2021 the revenues lost or to be lost during fiscal year 2020 due to the terminated and postponed manufacturing runs, the risk that clients for whom the company has completed process validation campaigns may not receive regulatory approval to market their products, the risk that the company may experience technical difficulties in completing client projects due to unanticipated equipment and/or manufacturing facility issues which could result in projects being terminated or delay delivery of products to customers, revenue recognition and receipt of payment or the loss of the customer, the risk that one or more existing customers terminates its contract prior to completion or reduces or delays its demand for development or manufacturing services, the risk that the company may experience delays in the installation of the pharmaceutical grade water system in the Myford facility, and the risk that the company may need to use the majority of its cash to fund operations, thereby delaying the in-process upgrades to its process development capabilities and contemplated expansion plans. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2019, as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. We caution investors not to place undue reliance on the forward-looking statements contained in this press release, and we disclaim any obligation, and do not undertake, to update or revise any forward-looking statements in this press release except as may be required by law.

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avid bioservices, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS and comprehensive loss

(Unaudited)(In thousands, except per share information)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2020	2019	2020	2019
Revenues	$13,585	$13,781	$47,152	$36,548
Cost of revenues	12,800	11,731	41,921	32,972
Gross profit	785	2,050	5,231	3,576
Operating expenses:
Selling, general and administrative	2,996	3,242	10,989	9,273
Loss on lease termination	–	–	355	–
Total operating expenses	2,996	3,242	11,344	9,273

Operating loss	(2,211)	(1,192)	(6,113)	(5,697)
Interest and other income, net	107	9	415	190
Loss from continuing operations before income taxes	(2,104)	(1,183)	(5,698)	(5,507)
Income tax benefit	–	44	–	217
Loss from continuing operations, net of tax	(2,104)	(1,139)	(5,698)	(5,290)
Income from discontinued operations, net of tax	–	–	–	739
Net loss	$(2,104)	$(1,139)	$(5,698)	$(4,551)
Comprehensive loss	$(2,104)	$(1,139)	$(5,698)	$(4,551)
Series E preferred stock accumulated dividends	(1,442)	(1,442)	(3,604)	(3,604)
Net loss attributable to common stockholders	$(3,546)	$(2,581)	$(9,302)	$(8,155)

Basic and diluted net (loss) income per common share attributable to common stockholders:
Continuing operations	$(0.06)	$(0.05)	$(0.17)	$(0.16)
Discontinued operations	–	–	–	0.01
Net loss per share attributable to common stockholders	$(0.06)	$(0.05)	$(0.17)	$(0.15)

Weighted average basic and diluted shares outstanding	56,404	56,069	56,275	55,949

- Continued -

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avid bioservices, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)(In thousands, except par value)

	January 31, 2020	April 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$30,687	$32,351
Accounts receivable	10,151	7,374
Contract assets	6,111	4,327
Inventory	9,565	6,557
Prepaid expenses and other current assets	763	709
Total current assets	57,277	51,318
Property and equipment, net	26,850	25,625
Operating lease right-of-use assets	20,437	–
Restricted cash	350	1,150
Other assets	302	302
Total assets	$105,216	$78,395

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,332	$4,352
Accrued payroll and related costs	2,985	3,540
Contract liabilities	26,355	14,651
Operating lease liabilities	1,172	–
Other current liabilities	710	619
Total current liabilities	36,554	23,162

Operating lease liabilities, less current portion	21,584	–
Deferred rent, less current portion	–	2,072
Other long-term liabilities	–	93
Total liabilities	58,138	25,327

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; 1,648 shares issued and outstanding at January 31, 2020 and April 30, 2019, respectively	2	2
Common stock, $0.001 par value; 150,000 shares authorized; 56,479 and 56,136 shares issued and outstanding at January 31, 2020 and April 30, 2019, respectively	56	56
Additional paid-in capital	613,323	613,615
Accumulated deficit	(566,303)	(560,605)
Total stockholders’ equity	47,078	53,068
Total liabilities and stockholders’ equity	$105,216	$78,395

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